Exhibit 10.1.14

SEPARATION AGREEMENT AND GENERAL RELEASE

THIS SEPARATION AGREEMENT AND GENERAL RELEASE (“Agreement”) is made and entered on 16th day of August 2006 into by and between DAVID A. CHAPUT (“MR. CHAPUT”) and The Doe Run Resources Corporation, doing business as The Doe Run Company (“DOE RUN”), and sometimes collectively described as “parties.”

RECITALS

WHEREAS, DOE RUN and MR. CHAPUT have decided that it is in their mutual interests that the employment relationship subsisting between them be terminated;

WHEREAS, DOE RUN desires that MR. CHAPUT remain in his present position and that he continue to receive his current pay and benefits pending the hiring of a successor, and hereby offers him certain “Stay Incentives,” as detailed below, to do so,

WHEREAS, MR. CHAPUT’s employment with DOE RUN will terminate upon the hiring of his successor but in no event later than October 31, 2006 (“Separation Date”), unless the parties mutually agree otherwise;

WHEREAS, DOE RUN pursuant to the terms of MR. CHAPUT’s employment agreement dated April 7, 1994, has notified MR. CHAPUT by letter dated and personally delivered on July 25, 2006, that DOE RUN is terminating his employment agreement;

WHEREAS, MR. CHAPUT and DOE RUN desire to enter into full and final settlement of all issues and matters between them through the Separation Date.

NOW THEREFORE, for and in consideration of the mutual releases, covenants and undertakings hereinafter set forth, and for other good and valuable consideration, which each party hereby acknowledges, it is agreed as follows:

1.                                       Payments and Benefits.  DOE RUN will provide the payments and benefits described below in consideration and in exchange for the MR. CHAPUT’s promises, agreements, and obligations set out below, so long as MR. CHAPUT submits this Agreement properly executed to Barbara Shepard, The Doe Run Company, 1801 Park 270 Drive, Suite 300, St. Louis, MO 63146, and adheres to the promises and agreements set out in the balance of this Agreement.

(A)                              Payments.  Consistent with The Severance Policy For Salaried Employees of The Doe Run Company, as amended, DOE RUN will pay MR. CHAPUT an additional thirty (30) weeks of MR. CHAPUT’s regular pay following MR. CHAPUT’s Separation Date.  This amount will be paid as though it were regular payroll, less legally required federal, state, and local tax withholdings, or in a lump sum at MR. CHAPUT’s option.

(B)                                Vacation.  DOE RUN will pay MR. CHAPUT for four (4) weeks vacation, less any amounts he may use before the Separation Date.

(C)                                Outplacement Services.  DOE RUN shall provide MR. CHAPUT outplacement services through Extreme Agility or other mutually acceptable provider for up to twelve (12) months after the Separation Date.

(D)                               Job Search Flexibility.  DOE RUN shall allow MR. CHAPUT reasonable time away from work, without loss of pay or benefits, to search for other employment, subject to the approval of DOE RUN’s Chief Executive Officer, which approval will not be unreasonably withheld.

(E)                                 Stay Incentives:  Provided MR. CHAPUT remains in his current position until October 31, 2006 or the hiring of a successor, whichever occurs earlier, and fully cooperates with DOE RUN, as determined by DOE RUN, he shall be entitled to the following:

i.                                          the sum of $225,000.00 payable as follows:

a)                          DOE RUN will, upon this Agreement becoming effective, pay MR. CHAPUT, the sum of $60,000.00 less legally required federal, state, and local tax withholdings.

b)                         The remaining balance of the payment ($165,000.00) shall be paid October 31, 2006, less legally required federal, state and local tax withholdings.

ii.                                       Solely for purposes of determining MR. CHAPUT’s Payments under the terms of the Amended and Restated Net Worth Appreciation Agreement between MR. CHAPUT and DOE RUN dated July 1, 2005, MR. CHAPUT will be deemed to have been in the employ of DOE RUN through October 31, 2006.

iii.                                    If MR. CHAPUT elects continued health care insurance benefits under the Consolidated Omnibus Budget Reconciliation Act, as amended, 29 U.S.C., § 623 et seq., (“COBRA”) after the Separation Date for himself, his spouse, or dependents, DOE RUN shall continue to pay that portion of the premium that it pays on behalf of active employees employed in a similar position as MR. CHAPUT for a period not to exceed eighteen (18) months, which period shall commence from the Separation Date or from October 31, 2006, whichever is later, and which period shall terminate after eighteen (18) months or when MR. CHAPUT obtains alternate medical insurance, whichever occurs first.

iv.                                   DOE RUN will reimburse MR. CHAPUT for reasonable attorney fees in an amount not to exceed $4,000.00.

v.                                      DOE RUN will not contest any unemployment benefits that MR. CHAPUT may request from any state or federal agency.

vi.                                   DOE RUN will provide the following reference:

Mr. Chaput served as the Chief Financial Officer for a company with a billion dollars in sales in 2005.  His responsibilities included accounting, financial reporting, SEC compliance, financial planning and budgeting, and Sarbanes Oxley compliance.  He also managed treasury functions, including bank, private and public financing, investor relations, presentations to analyst groups and rating agencies, acquisition transactions, cash management, and commodity price risk management.  Mr. Chaput was a long-term employee whose tenure spanned nineteen (19) years.  He moved up through the ranks of the company from the initial position of Credit Manager to Treasurer to Vice President of Finance and finally to the position of Chief Financial Officer.  He also served as the President of the fabrication subsidiary.  His efforts are appreciated.

vii.                                DOE RUN shall defend, indemnify and hold harmless MR. CHAPUT (and his heirs and personal representatives) from and against any and all proceedings, whether civil or criminal, judgments, liabilities, claims, demands, damages, amounts paid in settlement, fines, penalties, punitive damages, actions, causes of action of any type or kind whatsoever, suits, losses, attorneys’ fees, costs and expenses arising out of, in connection with, or in any way related to his serving or having served as an officer of DOE RUN or, at the request of DOE RUN, as a director, officer, employee, or other agent of any other organization, including any other corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, even if the proceedings, judgments, liabilities, claims, demands, damages, amounts paid in settlement, fines, penalties, punitive damages, actions, causes of action, suits, losses, attorneys’ fees, costs, and expenses are alleged to be caused by, including but not limited to the negligence, carelessness, recklessness, gross negligence, acts, errors, and omissions, misfeasance, malfeasance, or fault of MR. CHAPUT, whether alleged to be acting individually or in combination with other persons or entities, or caused by, including but not limited to the negligence, carelessness, recklessness, gross negligence, acts, errors, and omissions, misfeasance, malfeasance, or fault of MR. CHAPUT, whether acting individually or in combination with other persons or entities, provided that in the case of criminal actions or proceedings, MR. CHAPUT had no reasonable cause to believe that his conduct was unlawful.  Further, the terms of this indemnification provision are retroactive and apply against any and all proceedings, whether civil or criminal, judgments, liabilities, claims, demands, damages, amounts paid in settlement, fines, penalties, punitive damages, actions, causes of action, suits, losses, attorneys’ fees, costs, and expenses regardless of the time of occurrence.

viii.                             In the event, DOE RUN hires a successor for MR. CHAPUT before October 31, 2006, it will continue his full pay and benefits through October 31, 2006.

(F)                                 Valuable Consideration.  MR. CHAPUT acknowledges and agrees that the payments and benefits referenced in paragraph 1(A) through 1(E) of this Agreement constitute valuable consideration to which MR. CHAPUT would not otherwise be entitled to upon his separation.

(G)                                No other compensation or Bonuses.  Other than benefits MR. CHAPUT may be entitled to under his Net Worth Appreciation Agreement, MR. CHAPUT acknowledges and agrees that he will be paid no other compensation or bonuses except those specified in this Agreement.

2.                                       Continuing Obligations.  MR. CHAPUT acknowledges and agrees that any post-termination obligations he has, pursuant to any employment agreement with DOE RUN or by operation of law, shall survive this Agreement and shall remain in full force and effect.  The terms of this Agreement add to any such obligations and are not in any way intended to limit or modify any such other obligations.

3.                                       Release of Claims.

(A)                              MR. CHAPUT hereby agrees to, and does, remise, release and forever discharge DOE RUN, its parent companies, its affiliate companies, its subsidiary companies, and their directors, officers, shareholders, employees, agents, attorneys, successors and assigns (the “DOE RUN RELEASEES”), from any and all matters, claims, demands, damages, causes of action, debts, liabilities, controversies, judgments and suits of every kind and nature whatsoever, foreseen or unforeseen, known or unknown, which have arisen or could arise between MR. CHAPUT and the DOE RUN RELEASEES from matters, actions or inactions which occurred on or before the Separation Date.  Nothing in this Agreement shall be construed to negate or impair any indemnity to which MR. CHAPUT is entitled pursuant to this Agreement.

(B)                                DOE RUN hereby agrees to, and does, remise, release and forever discharge MR. CHAPUT, his representatives, executors, administrators, personal representatives and assigns (the “CHAPUT RELEASEES”) from any and all matters, claims, demands, damages, causes of action, debts, liabilities, controversies, judgments and suits of every kind and nature whatsoever, foreseen or unforeseen, known or unknown, which have arisen or could arise between DOE RUN and the CHAPUT RELEASEES from matters, actions or inactions which occurred on or before the Separation Date.

(C)                                Neither DOE RUN nor MR. CHAPUT releases any of their respective rights and benefits under this Agreement or the Net Worth Appreciation Agreement.

4.                                       Agreement Not to File Suit or Other Claims.  In exchange for the receipt of the payments and benefits set out in paragraph 1 above, MR. CHAPUT agrees:

(A)                              That MR. CHAPUT expressly waives the benefit of any statute or rule of law which, if applied to this Agreement, would otherwise exclude from its binding effect any claims not known by MR. CHAPUT to exist.  MR. CHAPUT promises never to file any lawsuit or initiate any other legal action based on a claim released by this Agreement, and he will withdraw with prejudice any such lawsuit or other legal action that may already be pending.  MR. CHAPUT promises never to seek or accept any damages, remedies, or other relief for himself personally (any right to which he hereby waives) by prosecuting an administrative charge, or otherwise, with respect to any claim released by this Agreement.

(B)                                That MR. CHAPUT’s release of claims, complaints, and actions includes, but is not limited to:  (i) any claim for breach of an actual or implied contract of employment between MR. CHAPUT and any of the DOE RUN RELEASEES (including any claim of fraudulent misrepresentation or negligent misrepresentation in the making of any actual or implied contract of employment), (ii) any claim of unjust, wrongful, discriminatory, retaliatory or tortious discharge or other adverse employment action (including any claim of whistleblowing), (iii) any claim of slander, libel or other similar action for defamation, (iv) any claim of intentional tort (including assault, battery, and intentional infliction of emotional distress), (v) any claim of negligence (including negligent infliction of emotional distress, negligent hiring, or negligent retention), (vi) any claim of a violation of a statute or ordinance, including, but not limited to, the Civil Rights Act of 1866, 42 U.S.C. § 1981, the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., as amended by the Civil Rights Act of 1991, the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq. (including, but not limited to, the Older Worker Benefit Protection Act), the Employee Retirement Income Security Act, 29 U.S.C. § 1001 et seq. (including, but not limited to, COBRA), Executive Order 11246, the Occupational Safety and Health Act, 29 U.S.C. § 651 et. seq., the National Labor Relations Act, 29 U.S.C. § 151 et. seq. the Equal Pay Act), the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq.. the Missouri Human Rights Act, Mo. Rev. Stat § 213.010 et seq., the Missouri Payment Due Discharged Employee Statute, Mo. Rev. Stat § 290.110, the Missouri Service Letter Act, Mo. Rev. Stat § 290.140, and any other federal, state, or local statutes or ordinances governing or concerning employment.

(C)                                Notwithstanding anything contrary in this Agreement nothing in Section 3 and 4 shall be construed to negate or impair any indemnity to which MR. CHAPUT is entitled pursuant to this Agreement nor from enforcing his rights or benefits under this Agreement or the Net Worth Appreciation Agreement.

5.                                       No knowledge of Injury.  MR. CHAPUT represents and warrants that he has no present knowledge of any injury, illness or disease to him that is or might be compensable as a workers’ compensation claim or similar claim for workplace injuries, illnesses or diseases.

6.                                       No Admission of Wrongdoing.  The parties agree that nothing in this Agreement is an admission by either party of any wrongdoing, either in violation of an applicable law or otherwise, and that nothing in this Agreement is to be construed as such by any person.

7.                                       Voluntary Agreement.  MR. CHAPUT further acknowledges that he understands this Agreement, the claims he is releasing, the promises and agreements he is making, and the effect of his signing this Agreement.  MR. CHAPUT further represents, declares, and agrees that he voluntarily accepts the payments and benefits described above in paragraph 1 for the purpose of making a full and final compromise, adjustment, and settlement of all claims or potential claims against the DOE RUN RELEASEES from any action or inaction taking place prior to the Separation Date.

8.                                       No Suggestion of Future Employment.  MR. CHAPUT acknowledges that there is no suggestion or implication that his employment with DOE RUN or any of the DOE RUN RELEASEES shall be continued for a definite period of time, or once ended resumed at any future time.

9.                                       Choice of Law.  This Release shall be construed and governed by the laws of the State of Missouri.

10.                                 Modification.  The parties hereto agree that this Agreement may not be modified, altered, or changed except by a written agreement signed by the parties.

11.                                 Entire Agreement.  The parties acknowledge that this constitutes the entire agreement between them superseding all prior written and oral agreements, regarding MR. CHAPUT’s separation, and that there are no other understandings or agreements, written or oral, among them on the subject of MR. CHAPUT’s separation.

12.                                 Severability.  If any provision of this Agreement is held to be invalid, the remaining provisions shall remain in full force and effect.

13.                                 Effective Date.  Separate copies of this document shall constitute original documents which may be signed separately but which together will constitute one single agreement.  This Agreement shall become effective and binding on the eighth day following MR. CHAPUT’s execution of this Agreement.

14.                                 Time for Consideration and Execution.  By executing this Agreement, MR. CHAPUT acknowledges that he has been advised by a representative of DOE RUN that he is entitled to twenty-one (21) days within which to consider this Agreement before his signing the same, and that he has, in fact, been offered twenty-one (21) days within which to consider this Agreement before signing the Agreement.

15.                                 Time for Revocation.  By executing this Agreement, MR. CHAPUT acknowledges that he has been advised by a representative of DOE RUN that this Agreement shall not become effective until the eighth (8th) calendar day after the date of MR. CHAPUT’s execution of this Agreement.  During the seven (7) day period following MR. CHAPUT’s execution of this Agreement, MR. CHAPUT may freely revoke his execution of this Agreement by providing written notification of such revocation to Barbara Shepard, The Doe Run Company, 1801 Park 270 Drive, Suite 300, St. Louis, MO 63146.  Upon expiration of the seven (7) day period, MR. CHAPUT acknowledges that this Agreement becomes final and binding.  If MR. CHAPUT revokes this Agreement within the seven (7) day period following his execution of this Agreement, it shall not be effective or enforceable, and MR. CHAPUT will not receive the payments or benefits described in this Agreement.

16.                                 Consultation With an Attorney.  By executing this Agreement, MR. CHAPUT acknowledges that, at the time he was presented with this Agreement for his consideration, he was advised by a representative from DOE RUN, in writing, to consult with an attorney about this Agreement, its meaning and effect, before executing this Agreement.

17.                                 No Reliance.  The parties have not relied on any representations, promises, or agreements of any kind made to them in connection with this Agreement, except for those set forth in this Agreement.

18.                                 Capacity to Settle.  MR. CHAPUT represents and warrants that he has no legal impediments (including bankruptcies) to fully and completely settle all claims and to sign this Agreement.  MR. CHAPUT further warrants that he is the sole owner of all the claims he has released in this Agreement, and that he has not assigned or transferred any such claim (or any interest in any such claim) to any other person, and that he will indemnify, defend and hold the DOE RUN RELEASEES harmless for any damages costs, fees or expenses which they may incur if these representations and warranties are incorrect in any respect.

19.                                 Return of Property.  MR. CHAPUT agrees to return all property belonging to DOE RUN, including, but not limited to, keys, security cards, credit card, parking cards, computers, equipment, manuals, security and access codes, and documents of any kind provided or shown to MR. CHAPUT throughout MR. CHAPUT’s employment with DOE RUN (including, but not limited to, policy books or memoranda, customer lists and customer data, pricing data, marketing data, products and services materials, and the like) promptly upon the cessation of his employment.

20.                                 Covenants of MR. CHAPUT.

(A)                              MR. CHAPUT covenants and agrees that he will not in any manner directly or indirectly, except as required in the performance of his duties to DOE RUN or as may be required by law:

(i)                                     from and after the date of this Agreement and for all time thereafter, disclose or divulge to any person, entity, firm or company whatsoever, or use for his own benefit or the benefit of any other person, entity, firm or company, directly or indirectly, any confidential and proprietary information about the business and affairs of DOE RUN (including with limitation, information relating to DOE RUN’s or its subsidiaries’ mineral reserves, exploration, mining, smelting, refining, and recycling activities, customer lists, business plans, or financial information belonging to DOE RUN or developed by MR. CHAPUT on behalf of DOE RUN during his employment with DOE RUN or during the term of this Agreement), the parties hereto stipulating, as between them, that the same are important, material, confidential and the property of DOE RUN, that disclosure of the same to or use of the same by third parties would adversely affect the effective and successful conduct of the business of DOE RUN and the goodwill of DOE RUN,

(ii)                                  From and after the date of this Agreement through December 31, 2008, except at the written direction of the President of DOE RUN discuss any matters relating to the business of operations of DOE RUN with any person, without regard to whether any of the foregoing matters will be deemed confidential, material or important, the parties hereto stipulating, as between them, that the same are important, material, confidential and the property of DOE RUN, that disclosure of the same to or use of the same by third parties would adversely affect the effective and successful conduct of the business of DOE RUN and the good will of DOE RUN.

Any breach of the terms of this subparagraph (A) shall be a material breach of this Agreement.

(B)                                From and after the date of this Agreement through December 31, 2008,  MR. CHAPUT covenants and agrees that he will not in any manner directly or indirectly:

(i)                                     solicit, divert, take away or interfere with any of the customers (or their respective affiliates or successors) of DOE RUN;

(ii)                                  engage directly or indirectly, either personally or as an employee, partner, associate partner, officer, manager, agent, advisor, consultant or otherwise, or by means of any corporate or other entity or device, in any business which is competitive with the business of DOE RUN; for purposes of this covenant a business will be deemed competitive only if it is engaged in the business of producing, recycling, fabricating or selling non-ferrous metals (the parties acknowledge DOE RUN’s trading area is global), as of the date of cessation of MR. CHAPUT’s engagement with DOE RUN. However, nothing contained in this subparagraph 20(B)(ii) shall be deemed to prohibit MR. CHAPUT from any engagement in the natural resources industry, provided the engagement does not involve a business engaged in producing, recycling, fabricating or selling non-ferrous metals, and further provided MR. CHAPUT, in any such engagement, shall comply with the provisions of subparagraph 20(B) hereto.

(iii)                               induce any salesman, distributor, supplier, manufacturer, representative, agent or other person transacting business with DOE RUN to terminate their relationship with the DOE RUN, or to represent, distribute or sell products in competition with products of DOE RUN; or

(iv)                              induce or cause any employee of DOE RUN to leave the employ of DOE RUN.

(C)                                It is the intention of the parties to restrict the activities of MR. CHAPUT under this paragraph 20 only to the extent necessary for the protection of legitimate business interests of DOE RUN, and the parties specifically covenant and agree that should any of the provisions set forth herein, under any set of circumstances not now foreseen by the parties, be deemed too broad for such purpose, said provisions will nevertheless be valid and enforceable to the extent necessary for such protection.

21.                                 No Disparagement.  MR. CHAPUT agrees that he will not disparage DOE RUN, its parent companies, its affiliate companies, its subsidiary companies, and their directors, officers, shareholders, employees, agents, attorneys, successors and assigns or solicit or encourage others to do so, and he will not make, solicit or encourage any comments, statements or the like to the media or to others which are derogatory or detrimental to the good name or business reputation of DOE RUN.

DOE RUN agrees that it will not disparage MR. CHAPUT.  In the event a comment, derogatory or detrimental to the good name or business of reputation of MR. CHAPUT, is published or broadcast by a media entity, and it is made by or attributed to an employee of DOE RUN and DOE RUN is advised of it by MR. CHAPUT, then DOE RUN shall issue a statement that states that this is not the position of the Company, and that it appreciated the efforts of MR. CHAPUT during his 19 years of service.

22.                                 Confidentiality.  MR. CHAPUT agrees that the terms and conditions of this Agreement are confidential and he agrees not to disclose or disseminate information concerning this Agreement to anyone other than his spouse, his lawyers or accountants, or government taxing authority, except as may be required by law, or by order of court, without the prior written permission of DOE RUN.  Nothing in this Agreement shall prevent Doe Run from disclosing the terms of this Agreement and the existence thereof, if required by law or in accordance with an written indentures to which DOE RUN is signatory.

23.                                 Arbitration.  The parties agree that in the event of any breach or alleged breach of this Agreement, such breach or dispute shall be submitted to arbitration under the rules of the American Arbitration Association (“AAA”) for selection of a neutral arbitrator.  Arbitration shall be the sole and exclusive remedy with respect to any alleged breach or dispute, and shall be handled pursuant to the procedures and provisions of the AAA and the proceedings shall be private and confidential.

The parties shall jointly request the AAA to designate a panel of arbitrators, and either the parties mutually shall agree upon one of the arbitrators or, in the absence of mutual agreement, each side shall alternatively strike a name from the list of arbitrators commencing with the party seeking arbitration, and the name remaining on the list shall be deemed chosen as the arbitrator.

The parties agree that the issue before the arbitrator shall be whether one of the parties breached the terms of this Agreement, and, if so, what are the appropriate damages, if any, except that the arbitrator will have no authority to award punitive damages or damages for non-economic injuries.  The finding of the arbitrator shall be final and binding on both parties.  The arbitrator shall have no power to add to, detract from, or alter this Agreement in any way, and, notwithstanding any AAA rule to the contrary, the arbitrator shall have no power to award, and may not award, punitive or non-economic damages.  The arbitrator’s decision shall be subject to review only as provided under the Federal Arbitration Act where the arbitrator has failed to base his or her decision on the Agreement.  Pending final decision by the arbitrator, there shall be no other legal action taken by either party to the controversy.

The arbitration shall take place in the State of Missouri in the metropolitan St. Louis area.  All costs and expenses incidental to and arising out of the arbitration (e.g., arbitrator’s fee) shall be borne by the losing party, but each side shall pay its own attorneys’ fees.

24.                                 Vested Rights.  The parties further agree that this Agreement shall not adversely affect, alter, or extinguish any vested rights that MR. CHAPUT may have with respect to any pension or retirement benefits to which he is or will be entitled by virtue of his employment with DOE RUN, and nothing in this Agreement will prohibit MR. CHAPUT from enforcing his rights to any such pension or retirement benefits, including but not limited to DOE RUN’s 401(k) Plan, the Doe Run Defined Benefit Plan, and the Doe Run Resources Corporation Supplemental Employee Retirement Plan.

25.                                 Recitals.  The recitals that begin this Agreement are part of the provisions of this Agreement.

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IN WITNESS WHEREOF, the undersigned parties have executed this SEPARATION AGREEMENT AND GENERAL RELEASE.

THE DOE RUN RESOURCES CORPORATION

By	/s/ A B Neil

Subscribed and sworn to before me, a Notary Public, this 16 day of August, 2006.

/s/ Kristina D Drayton
NOTARY PUBLIC

My commission expires:

11/30/2006

I HAVE READ THIS SEPARATION AGREEMENT AND GENERAL RELEASE AND, UNDERSTANDING ALL OF ITS TERMS, SIGN IT OF MY FREE WILL.  I UNDERSTAND THAT THIS AGREEMENT HAS A BINDING ARBITRATION PROVISION WHICH CAN BE ENFORCED BY THE PARTIES.

/s/ David Chaput
DAVID A. CHAPUT

Subscribed and sworn to before me, a Notary Public, this 16 day of August, 2006.

s/ Kristina D Drayton
NOTARY PUBLIC

My commission expires:

11/30/2006